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EXHIBIT 10.1.7

AMENDMENT ONE

TO EMPLOYMENT AGREEMENT

Dated November 1, 2002

        The Doe Run Resources Corporation (the "Company") and David Chaput (the "Employee" or "you") agree, effective November 1, 2002, to amend the Employment Agreement, dated April 7, 1994, between the Company and Employee, by:

1.
replacing paragraph (b) in Section 2 with the following:

(b)
INTENTIONALLY DELETED

2.
replacing paragraph (d) in Section 2 with the following paragraph:

(d)
an annual stay bonus of $85,000 (a "Stay Bonus") payable on each of November 1, 2003, November 1, 2004, and November 1, 2005 (each a "Bonus Date") provided, however, that you must continue your employment with the Company through a Bonus Date to be entitled to a Stay Bonus payment on such Bonus Date, provided that if you are dismissed from your employment without cause at any point prior to payment in full of such Stay Bonus, you will be entitled to a pro rata portion of the unpaid Stay Bonus with respect to the fiscal year of your dismissal. Notwithstanding any provision herein, your Stay Bonuses shall be in lieu of any bonus to which you would otherwise be entitled with respect to the fiscal years for which the Stay Bonus is paid, provided that the Company's Board of Directors may, from time to time and in its sole discretion, award additional bonuses. Notwithstanding any provision in this Agreement, the Company shall not be required to pay you (i) any bonus, where the payment of such bonus would violate any other agreement between the Company and any lender of the Company, or (ii) in the event that any agreement between the Company and any lender of the Company limits the aggregate amount that the Company may pay as bonuses, net worth appreciation payments, profit sharing payments or other payments of similar nature ("Restricted Payments") during any period, any bonus in excess of your pro rata portion of the aggregate amount of applicable Restricted Payments which the Company is permitted to pay. In the event that the Company is unable to pay you a bonus due to the preceding sentence, the Company's obligation to pay you such bonus shall be deferred until such time that the Company is permitted to pay such bonus pursuant to the preceding sentence.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

THE DOE RUN RESOURCES CORPORATION d/b/a The Doe Run Company
/s/ IRA LEON RENNERT Ira Leon Rennert Chairman of the Board
/s/ DAVID CHAPUT David Chaput Employee

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AMENDMENT ONE TO EMPLOYMENT AGREEMENT Dated November 1, 2002